EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT
(Shane C. Albers)

THIS EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into this 20th day of April 2011 (the “Execution Date”), by and between (i) Shane C. Albers, an individual (“Executive”), and (ii) IMH Financial Corporation, a Delaware corporation (the “Company”).

THE PARTIES ENTER INTO THIS SEPARATION AGREEMENT on the basis of the following facts, understandings and intentions:

A.          As of the Execution Date, Executive is, and prior thereto has been employed as, the Chairman of the Board and Chief Executive Officer of the Company.

B.           The Company and NWRA Capital Partners, LLC (and/or its designee, the “Investor”) have entered into that certain “Term Sheet for Investment in IMH Financial Corporation” dated as of January 14, 2011 (as amended, the “Term Sheet”).

C.           The Company and the Investor have entered into, that certain convertible note transaction commitment letter with the Investor (the “NW Commitment Letter”) pursuant to which the parties thereto contemplate closing and funding prior to or on May 31, 2011 a convertible note transaction (the “NW Convertible Note Transaction”) pursuant to the NW Convertible Note Transaction documents (the “NW Transaction Documents”).  Executive has attended meetings of the Board of Directors of the Company (the “Board”) wherein the Convertible Note Transaction has been discussed

D.           Executive and Desert Pyramids LLC (“Desert”) have entered into that certain Securities Purchase Agreement (the “SPA”) that the parties thereto contemplate closing and funding prior to or on May 31, 2011.

E.           It is contemplated that (i) the closing of the NW Convertible Note Transaction (the “NW Convertible Note Closing”), (ii) the closing of this Separation Agreement (the “Separation Closing”) and (iii) the closing of the SPA (the “SPA Closing” and, together with the Separation Closing, the “Executive  Closings”) shall be concurrent and occur prior to or on May 31, 2011, but in no event prior to the eighth day after the Execution Date.

F.           The rights and obligations of the Company and Executive under this Separation Agreement (including, without limitation, Executive’s termination pursuant to this Separation Agreement) shall be subject to, and conditioned upon, the respective parties’ authorization,  execution, delivery to the other party of all documents contemplated hereunder, as applicable, and the NW Convertible Note Closing and the Executive Closings.

G.           Except as otherwise set forth in this Agreement, Executive and the Company have mutually agreed that Executive’s Board and employment relationship with the Company (and all of its affiliates and subsidiaries) shall terminate concurrently with the NW Convertible Loan Closing and the Executive Closings (the “Separation Date”) upon, and subject to, the terms and conditions set forth herein.

H.           The Company and Executive shall execute this Agreement concurrently with the execution of the NW Commitment Letter by the Company and the Investor.

NOW THEREFORE, in consideration of the covenants undertaken and the releases,  and subject to each party’s compliance with the terms and conditions, contained in this Separation Agreement, Executive and the Company agree as follows:

1.           Termination of Employment.

1.1           Resignation Letter. Executive’s employment by the Company shall be terminated without Cause (as defined in Section 1.2) as of the Separation Date.  Executive shall resign as an officer, director, employee, member, manager and in any other capacity with the Company and each of the Company’s affiliates and subsidiaries, effective as of the Separation Date.  Concurrently with the Execution Date, Executive shall execute and deliver to the Company the resignation letter attached hereto as Exhibit 1.1 (the “Resignation Letter”).  For purposes of Section 5.4(d)(i) of the Amended and Restated Certificate of Incorporation of the Company, this Separation Agreement shall constitute an employment agreement, and termination of employment of Executive as of the Separation Date shall be deemed to be a termination of Executive’s employment without Cause.  The parties hereby agree that all payments due to Executive from the Company after the Separation Date shall be determined solely in accordance with this Separation Agreement.

1.2           Cause.  For purposes hereof, the term “Cause” means, as reasonably determined by the Company based on the information then known to it, that one or more of the following has occurred: (i) Executive is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of Executive’s duties for the Company; (iii) Executive willfully fails to perform or uphold Executive’s duties to the Company and its affiliates and/or willfully fails to comply with reasonable directives of the Company; or (iv) a material breach by Executive of any contract Executive is a party to with the Company or any of its affiliates.

2.           Payments and Benefits.  Provided that Executive does not revoke this Separation Agreement pursuant to Section 5, and provided that Executive returns the Company Property (as defined below) to the Company prior to or on the Separation Date, and provided that the NW Convertible Note Closing and the Executive Closings have occurred (collectively, the “Protective Conditions”), the Company shall pay or provide to Executive the following benefits:

2.1           Severance Pay.  Subject to Executive’s continued compliance with Executive’s obligations under this Separation Agreement, the Company shall pay as severance pay to Executive an amount equal to Five Hundred Fifty Thousand Dollars ($550,000), less legally required withholding (the “Severance Payment”).  The Severance Payment shall be paid to Executive by the Company in a lump sum within ten (10) days after the NW Convertible Note Closing and the Executive Closings.  The Severance Payment includes the entire amount of Executive’s accrued base salary and accrued and unused vacation through the Separation Date and any unpaid bonus Executive may be entitled to receive (for 2010, 2011 or otherwise).

2.2           Reimbursement of Expenses Payment.  Subject to Executive’s continued compliance with Executive’s obligations under this Separation Agreement, the Company shall pay to Executive an amount equal to Fifty Thousand Dollars ($50,000) (the “Reimbursement Payment”) to reimburse Executive for Executive’s legal, accounting, and other expenses incurred in connection with the preparation, negotiation and finalization of this Separation Agreement.  The Reimbursement Payment shall be paid to Executive by the Company in a lump sum within ten (10) days after the NW Convertible Note Closing and the Executive Closings.

2.3           COBRA Benefits.  The Company shall pay that portion (based on the employer subsidy to Executive that the Company paid for health and dental insurance coverage immediately prior to the Execution Date) of the premiums charged to continue medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Executive and Executive’s eligible dependents immediately prior to the Separation Date; and Executive shall continue to pay that portion of such premiums which Executive has previously paid (by payroll deduction or otherwise).   Notwithstanding the foregoing, the Company’s obligation to make any payment or reimbursement pursuant to this Section 2.3 shall commence with continuation coverage for the month following the month in which the Separation Date occurs and shall cease with continuation coverage on the twelfth (12th) month following the month in which the Separation Date occurs (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive).  Prior to or on the Separation Date, Executive shall provide the Company with the written notice required under COBRA in connection with commencing such COBRA coverage.

2.4           Transition Benefits.   Subject to Executive’s continued compliance with Executive’s obligations under this Separation Agreement, during the one-year period commencing on the Separation Date, the Company shall reimburse Executive for Executive’s reasonable use of a non-Company-issued (a) cell phone, (b) BlackBerry (or equivalent device) in an amount not to exceed Two Hundred Dollars $200) per month, and (c) a laptop computer.  If Terri Guske (“Guske”) agrees to provide executive assistance to Executive after the Separation Date in accordance with this Section 2.4, then the following shall apply:

2.4.1           Guske Conditions.  The Company’s obligations to Executive with respect to the consulting arrangements between Guske and Executive shall be subject to, and conditioned upon, the following (the “Guske Conditions”):  (a) Guske and the Company shall enter into a separation agreement upon terms and conditions satisfactory to each party thereto; (b) Guske shall provide the Company with written notice of Guske’s resignation of employment with the Company prior to or on the Separation Date; (c) Guske shall execute a waiver and release, a confidentiality agreement, and shall provide written non-disparagement undertakings in favor of the Company (and all of the Company’s affiliates, officers, directors, employees and consultants) prior to or on the Separation Date; (d) Guske and Executive shall execute a consulting agreement (the “Guske Consulting Agreement”) reflecting Guske’s obligation to render certain specified executive assistant services to Executive and transitional executive assistant services to the Company, as approved by the Company and to which Guske shall be a third-party beneficiary (the “Guske Services”), and Executive’s obligations to pay Guske consulting fees in consideration for the Guske Services; (e) the Guske Services set forth in the Guske Consulting Agreement shall include, without limitation, general executive assistant duties to Executive, and transitional executive assistant duties to the Company, as the Company may request from time to time; and (f) Guske and Executive shall acknowledge and agree in the Guske Consulting Agreement (i) that neither the Company nor any affiliate of the Company shall have any financial or other obligations to Guske after the Separation  Date, and (ii) that the Company (and its affiliates) shall be third-party beneficiaries under the Guske Consulting Agreement.

2.4.2           Limitation.  Subject to the satisfaction of the Guske Conditions, the Company shall reimburse Executive for Executive’s payment to Guske for the Guske Services under the Guske Consulting Agreement in an annual amount equal to One Hundred Seventy Thousand Dollars ($170,000), payable one-twelfth (1/12) per month by the tenth (10th) day of each month for twelve (12) months commencing on the Effective Date.  No such reimbursement shall be due and payable (a) unless Executive and the Company are reasonably satisfied that the Guske Services under the Guske Consulting Agreement have been rendered for the applicable month, or (b) in the event of a breach of this Agreement by Executive, or (c) in the event of a breach by Guske of the Guske Consulting Agreement.

2.5          Return of Property.

2.5.1           Company Property.  Executive shall turn over to the Company prior to or on the Separation Date all of the Company property that is in Executive’s possession or control prior to or on the Separation Date (the “Company Property”) including, without limitation:  (a) all Company files, books and records (and all copies thereof), including, without limitation, all paper and electronic copies thereof; (b) all electronic devices, including, without limitation, all Company-issued Blackberry devices, cell phones and computers; and (c) all other property of the Company.

2.5.2           Executive Property.  The Company shall allow Executive to retain after the Separation Date copies of Executive’s personal information located in the Company’s offices and not related in any way to the business of the Company or any of its affiliates (the “Executive Property”), as more particularly identified on Exhibit 2.5.2 attached hereto.  The Executive Property may be located on Company-issued electronic devices.  Nothing herein shall modify Executive’s continuing rights to preserve all documents that may bear on any pending or threatened litigation or investigations as set forth in any litigation hold memoranda or otherwise respecting the preservation of documents.

3.           Release of Guarantees and Collateral.  Subject to the satisfaction of the Protective Conditions, all guarantees provided, or collateral posted, by Executive in respect of indebtedness of the Company and its affiliates, as set forth on Exhibit 3 (the “Guarantees” and the “Collateral,” respectively) shall be released by (a) the Company and its affiliates, and (b) all counter-parties thereto within ten (10) days following the Separation Date.  Until such time as all Guarantees and Collateral as set forth on Exhibit 3, are released by the Company and all counter-parties thereto, the Company shall (a) indemnify and hold harmless Executive from and against any and all Claims (defined in Section 10.1 below) based upon, arising from or with respect to the Guarantees and the Collateral in accordance with Section 9 of this Separation Agreement, and (b) be the primary obligor of all such indebtedness and other obligations.

4.           Repayment of Excess Withholding.  Upon the earlier to occur of thirty (30) calendar days after receipt by the Company from the applicable federal or state taxing authority, the Company shall pay to Executive via wire transfer Eighty Three Thousand Dollars ($83,000), which was the amount withheld from Executive’s salary by the Company during 2009 in excess of the amount legally required to be withheld.

5.           Consulting Services.  Subject to the satisfaction of the Protective Conditions, Executive shall provide the Company with transitional consulting services (to the extent reasonably requested of Executive by the Company in writing) during the Consulting Term (as defined below) in exchange for a monthly payment to Executive by the Company of Twenty Thousand Dollars ($20,000) for each thirty (30) days of consulting services performed during the Consulting Term.  The Company shall reimburse Executive during the Consulting Term for Executive’s reasonable and actually incurred expenses in connection with Executive’s provision of the consulting services under this Section 5, including, without limitation, lodging and meals, upon Executive’s submission of receipts in accordance with the Company’s customary reimbursement policies.  The “Consulting Term” shall be a period of ninety (90) days commencing on the Separation Date and ending at the close of business on the last day of the ninetieth (90th) day following the Separation Date (the “Consulting Termination Date”); provided, however, that the Consulting Term shall be automatically extended for thirty (30) additional days on the Consulting Termination Date and at the end of each thirty (30) day period thereafter, unless either party hereto gives written notice to the other party hereto at least thirty (30) days prior to the expiration of the Consulting Term (including any renewal thereof) of such party’s election to terminate the Consulting Term (such notice to be delivered in accordance with Section 19.8).  The term “Consulting Term” shall include any extension thereof pursuant to the preceding sentence.  During the Consulting Term, Executive shall not be deemed an employee of the Company, or of any affiliate of the Company, while performing consulting services pursuant to this Separation Agreement and, subject to the other provisions of this Separation Agreement, Executive shall not be eligible to participate in any vacation, medical, retirement or other benefit plan or program of the Company or any of the Company’s affiliates and shall not make any claim of entitlement to any such benefits.  This Separation Agreement does not authorize Executive to enter into contracts or other agreements for or on behalf of the Company or any of the Company’s affiliates, or to otherwise bind or make commitments on behalf of the Company or any of the Company’s affiliates.  After the Separation Date, and during the Consulting Term, Executive shall at no time hold Executive out as having any such authority to act on behalf of the Company and, in fact, Executive shall have no such authority after the Separation Date.  Executive shall at no time after the Separation Date hold Executive out as an officer, director or employee of the Company or any of its affiliates, and Executive shall hold no office or other position (as an employee, director, or otherwise, other than as an independent contractor performing services as a consultant under this Separation Agreement) after the Separation Date.  Any federal, state, local and other applicable taxes which may become due and payable as a result of the compensation paid pursuant to this Section 5 and the services performed by Executive under this Separation Agreement as a consultant are the sole responsibility of Executive.  Executive is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by the Company in respect of Executive’s consulting services during the Consulting Term pursuant to this Section 5.  Executive shall be solely responsible for any such benefits or related payments.  If, after expiration of the Consulting Term, Executive is requested by the Company or any of its affiliates, to testify or be deposed or interviewed in connection with the Litigation (as defined in Section 15.1), the Company shall reimburse Executive for Executive’s reasonable and actually incurred expenses, subject to the Company’s customary reimbursement policies.  In no event and under no circumstances shall Executive have the right to engage third parties (including, without limitation, legal counsel) at the Company’s expense without the Board’s prior written approval in each instance.

6.           Transitional Use of Mortgage Banker’s License.  During the period beginning on the Separation Date and ending on the earlier to occur of (a) the one-year anniversary of the Separation Date, and (b) the date the Company has procured a successor mortgage banker license) (such period, the “License Period”), the Company, its affiliates and subsidiaries, as applicable, shall be entitled to utilize on a non-exclusive basis through the Company’s affiliate or subsidiary (the “Licensors”) that holds the mortgage banker license (the “License”), for which Executive is the registered responsible person (the “Responsible Person”), all transactions required by the Licensor to be executed by a mortgage banker licensed in Arizona; provided, however, that the Company shall indemnify and hold harmless Executive from any claims related thereto.  Subject to Executive’s continued compliance with Executive’s obligations under this Separation Agreement, including, without limitation, Executive’s agreement to remain as the Responsible Person with respect to the License and the Licensor during the License Period, the Company shall pay to Executive an additional amount equal to Five Hundred and Fifty Thousand Dollars ($550,000), less legally required withholding and authorized deductions (the “Mortgage License Payment”).  The Mortgage License Payment shall be paid to Executive by the Company in a lump sum within ten (10) days after the Separation Date.  For purposes of clarity, the Mortgage License Payment is in addition to and separate from the Severance Payment.  During the License Period, Executive may continue to use the License at Executive’s sole cost and expense, but shall not allow a third party (other than an entity owned, controlled or managed by Executive) use of the License, and Executive shall indemnify and hold harmless the Company (and all affiliates and subsidiaries thereof) from any claims related thereto.  For the avoidance of doubt, the Company’s obligations hereunder shall be subject to the NW Convertible Note Closing and the Executive Closings.

6.1           Executive’s Representations. Executive represents, warrants and covenants to the Company during the License Period that (a) Executive shall utilize the License solely in accordance with applicable laws, (b) Executive shall reasonably cooperate with the Company in maintaining the License in good standing, (c) Executive shall copy the Company on any and all correspondence Executive sends to or receives from the licensing authority with respect to the License, and (d) Executive shall promptly meet and confer with the Company in the event of any alleged violations of applicable laws with respect to the use of the License, and shall work in concert with the Company to promptly resolve any such alleged violations.

6.2           The Company’s Representations.  The Company represents, warrants and covenants to Executive during the License Period that (a) the Company, its affiliates and/or subsidiaries and the Licensor shall utilize the License solely in accordance with applicable laws, (b) the Company shall copy Executive on any and all correspondence the Company sends to or receives from the licensing authority with respect to the License, and (c) the Company shall promptly meet and confer with Executive in the event of any alleged violations of applicable laws with respect to the use of the License, and shall work in concert with Executive to promptly resolve any such alleged violations.

6.3           Licensor; Compliance with Applicable Law.  Notwithstanding the foregoing to the contrary, to the extent that Executive must be an employee of the Company or any affiliate or subsidiary thereof or the Licensor in order to accommodate Licensor’s use of the License as a matter of applicable law, then, upon prior written notice to Executive, Executive shall become an employee of Licensor (or the Company, or any affiliate or subsidiary thereof) during the License Period for that sole purpose.  No additional compensation, fees or payments shall be payable to Executive under this Section 6.3 whether or not this Section 6.3 is or becomes applicable.

7.           Exclusive Remedy.  Subject to the terms and conditions of this Separation Agreement, the payments contemplated in this Separation Agreement shall constitute the sole and exclusive remedy for Executive in connection with the termination of Executive’s employment, and Executive and the Company covenant not to assert or pursue any other remedies, at law or equity, with respect to the termination of Executive’s employment or Executive’s performance or non-performance for or on behalf of the Company or any affiliate thereof at any time prior to the Separation Date, including, without limitation, with respect to any of the allegations made, and/or claims asserted (or that may be asserted), against Executive by any plaintiff and/or any regulatory agency, including, without limitation, the Securities and Exchange Commission.

8.           Company Property.  Executive represents, warrants and covenants to the Company that Executive has turned over to the Company prior to or on the Separation Date all of the Company Property and has not retained any copies thereof.

9.           Indemnification; Insurance.  Executive shall be entitled, following the Separation Date, to all rights provided in (a) Executive’s indemnification agreement with the Company, as in effect on the Separation Date and subject to the terms and conditions set forth therein, a copy of which is attached hereto as Exhibit 9.1 (the “Indemnification Agreement”), (b) the Amended and Restated Certification of Incorporation, of the Company (the “Company’s Articles”), a copy of which is attached hereto as Exhibit 9.2, and (c) the Company’s Bylaws, a copy of which is attached hereto as Exhibit 9.3.  In connection with any matter for which Executive is entitled to indemnification by the Company, and with respect to which it is determined by the representatives of the Board, pursuant to the Indemnification Agreement, that indemnification is appropriate for payment of Executive’s expenses to retain Executive’s own independent legal counsel, then and only then shall Executive have the right to be indemnified for any reasonable and actually incurred fees and expenses of such counsel subject to the terms of the Indemnification Agreement.  Subject to the Indemnification Agreement, Executive shall have the benefit of the Company’s then existing and future (to the extent permissible by the D&O Insurance carrier) directors and officers liability insurance after the Separation Date in accordance with its terms (the “D&O Insurance”).

10.         Release.  The following Executive Release and the Company Release shall be effective on the Separation Date and not on the Execution Date:

10.1           Executive’s Release.  Executive, on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, to be effective only on the Separation Date, acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue (i) the Company or its divisions, subsidiaries, parents, or affiliated entities, past, present and future, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, consultants, representatives, attorneys, agents or employees, past, present and future, or any of them or (ii) the Investor (and the constituent members thereof) (individually and collectively, the “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with the Company (or any affiliate thereof) or the termination thereof,  including, without limitation, any claim for severance pay, profit sharing, bonus or similar benefit, vacation pay, paid time off, commissions, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of the Company Releasees committed or omitted prior to the date of this Separation Agreement, including, without limitation, any claim under Title VII of the Civil, Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (including any amendments thereto) which Executive now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from or based upon any cause whatsoever (collectively, the “Claims”); provided, however, that such release shall not apply to (a) any obligation created by or specifically provided for in this Separation Agreement for which receipt or satisfaction has not been acknowledged, including, without limitation, the Company’s obligation to indemnify Executive pursuant to the terms of this Separation Agreement, (b) any right to indemnification that Executive may have pursuant to the Indemnification Agreement, the Company’s Articles or the Company’s Bylaws with respect to any losses, damages or expenses (including, without limitation, attorneys’ fees) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates, (d)  with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company policy of D&O Insurance, (e) any rights to continued medical coverage that Executive may have under COBRA, and (f) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  Moreover, nothing in this Separation Agreement or this release precludes Executive from filing a charge or complaint with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission (“EEOC”); provided, however, that while Executive may file a charge and participate in any proceeding conducted by the EEOC, by signing this Separation Agreement and release, Executive waives the right to bring a lawsuit against the Company or any other of the Company Releasees and waives the right to any individual monetary recovery in any action or lawsuit initiated by the EEOC.  Executive acknowledges and agrees that Executive has received any and all leave and other benefits that Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.  Executive acknowledges that Executive has received all amounts owed for Executive’s regular and usual salary (including, without limitation, any bonus, severance, vacation pay or other wages), and usual benefits through the date of this Separation Agreement.

10.2           The Company’s Release.  The Company, on the Company’s own behalf and on behalf of the Company’s divisions, subsidiaries, parents, or affiliated entities, past, present and future, and each of them, to be effective only on the Separation Date, acknowledges full and complete satisfaction of, and releases and discharges and covenants not to sue Executive or Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, as well as Executive’s attorneys, agents or employees, past, present and future, or any of them (individually or collectively, the “Executive  Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Company’s (or its affiliates’) employment of Executive or any other relationship with or interest in the Company or the termination thereof, including, without limitation, any claims against Executive with respect to Executive’s performance or alleged non-performance, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any action or omission by or on behalf of Executive or the Executive Releasees  committed or omitted prior to the date of this Separation Agreement, including, without limitation, any and all pending or future claims by any existing or future plaintiff or regulatory agency, including, without limitation, those allegations asserted by plaintiffs and regulatory agencies against Executive set forth in the pleadings or government inquiries related to the case matters summarized on Exhibit 10.2 attached hereto, and including, without limitation, any and all other Claims or claims asserted from time to time by such plaintiffs and future plaintiffs or such government agencies or future government agencies which the Company or any of its divisions, subsidiaries, parents or affiliated entities, past, present or future, and each of them, now owns or holds, or has at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from or based upon any cause whatsoever prior to the Separation Date  (the “Litigation Claims”); provided, however, that such release shall not apply to any obligation created by or specifically provided for in this Separation Agreement for which receipt or satisfaction has not been acknowledged.

11.          ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Separation Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the Execution Date of this Separation Agreement.  Executive further expressly acknowledges and, agrees that:

11.1           Additional Consideration.  In return for this Separation Agreement Executive shall receive from the Company consideration beyond that which Executive was already entitled to receive from the Company before entering into this Separation Agreement.

11.2       Consultation with Counsel.  Executive is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement, and Executive acknowledges and agrees that Executive has done so.

11.3       Acknowledgement and Waiver.  Executive was given a copy of this Separation Agreement on April 20, 2011 and informed that Executive had twenty-one (21) days within which to consider the Separation Agreement and that if Executive wishes to execute this Separation Agreement prior to the expiration of such 21-day period, Executive should execute the Acknowledgement and Waiver attached hereto as Exhibit 11.3.

11.4       ADEA Waiver.  Nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

11.5       Revocation Right.  Executive was informed by the Company that Executive has seven (7) days following the Execution Date of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement shall become null and void if Executive elects revocation during that seven (7) day time period.  Any revocation must be in writing and must be received by the Company during the seven (7) day revocation period.  In the event that Executive exercises Executive’s right of revocation, neither the Company nor Executive shall have any rights or obligations under this Separation Agreement.

12.         Conditions.

12.1       Conditions for Executive’s Benefit.  The following conditions precedent to the Separation Closing under this Separation Agreement are for the sole benefit of Executive and may be waived or not waived by Executive in Executive’s sole discretion:

12.1.1    NW Transaction Documents.  The NW Transaction Documents shall be duly authorized, executed and delivered by the Company to the Investor, and by the Investor to the Company and the NW Convertible Note Closing shall have occurred.

12.1.2    SPA.  The SPA shall be duly authorized and executed by Desert and delivered to Executive and the SPA Closing shall have occurred.

12.1.3    Receipt of Payments.  Executive shall have received on the Separation Date all payments to be made to Executive by the Company on the Separation Date pursuant to this Separation Agreement.

12.1.4    Filings.  All filings required to be made by the Company with the Securities and Exchange Commission with respect to this Separation Agreement shall have been made by the Company in a timely manner.

12.1.5    The Company Waiver.  Executive shall have received from the Company a transfer restriction waiver in the form attached hereto as Exhibit 12.1.5 permitting the transfer of Executive’s shares in the Company to be sold to Desert under the Stock Purchase Agreement (the “Transfer Waiver”).

12.2       Conditions for the Company’s Benefit.  The following conditions precedent to the Separation Closing under this Separation Agreement are for the sole benefit of the Company and may be waived or not waived by the Company in the Company’s sole discretion.

12.2.1   NW Transaction Documents.  The NW Transaction Documents shall be duly authorized, executed and delivered by the Company to the Investor, and by the Investor to the Company and the NW Convertible Note Closing shall have occurred.

12.2.2   SPA.  The SPA shall be duly authorized and executed by Purchaser and Executive and the SPA Closing shall have occurred.

12.2.3   Filings.  All filings required to be made by Executive with the Securities and Exchange Commission with respect to this Separation Agreement and the SPA shall have been made by Executive in a timely manner.

12.2.4   Revocation Right.  Executive has not revoked this Separation Agreement, and Executive confirms in writing to the Company that Executive has not revoked this Separation Agreement.

12.2.5   Acknowledgement and Waiver.  Executive has delivered to the Company a duly executed copy of the Acknowledgement and Waiver.

13.          No Transferred Claims.  Executive and the Company represent and warrant to the other that such party has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof.

14.          Restrictive Covenants.

14.1       Nonsolicitation of Employees and Consultants.  During the thirty-six (36) month period after the Separation Date, Executive shall not, directly or indirectly, through any other Person (as defined below), induce or attempt to induce any employee of the Company or any affiliate of the Company to leave the employ or service, as applicable, of the Company or such affiliate, or in any way interfere with the relationship between the Company or any such affiliate, on the one hand, and any employee thereof, on the other hand; provided, however, that Executive may (i) enter into the Guske Consulting Agreement in accordance with this Separation Agreement, (ii) solicit the employment of Guske at any time following the one-year anniversary of the Separation Date, or (iii) solicit the employment of any former employee of the Company or its affiliates at any time after the termination of such individual’s services with the Company and its affiliates.  As used herein, the term “Person” shall be construed, broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

14.2       Executive’s Non-Disparagement Obligation.  Executive shall not (a) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past, present and future, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, consultants, stockholders, representatives, assigns, and successors, past and present, and each of them, or (b) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates; provided that a judicial action validly brought by Executive to enforce Executive’s rights hereunder shall not be deemed to be the type of conduct contemplated by the foregoing.  Nothing in this Section 14.2 shall in any way prohibit Executive from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive in the circumstances.

14.3       The Company’s Non-Disparagement Obligations.  The Company shall not (a) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, or (b) make any statement or engage in any conduct that has the purpose or effect of disrupting the business (if any) of Executive; provided that a judicial action validly brought by the Company to enforce the Company’s rights hereunder shall not be deemed to be the type of conduct contemplated by the foregoing.  Neither the Board, any senior executive officer of the Company with the authority to speak for the Company, nor any other designated officer, employee or consultant of the Company with the authority to speak on behalf of the Company shall, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Executive.  Nothing in this Section 14.3 shall in any way prohibit the Company, the Board, or any senior executive officer of the Company from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to the Company, the Board, or any senior executive officer of the Company in the circumstances.

14.4       Special Covenants of Executive.  During the period between the Execution Date and the Separation Date, Executive shall

14.4.1   attend all meetings of the Board to which any Board member invites Executive;

14.4.2   approve all minutes of the Board that fairly reflect the applicable Board meeting that Executive has not yet approved with respect to meetings attended by Executive; and

14.4.3   not take any actions, directly or indirectly, designed to interfere with or delay the NW Convertible Note Transaction or the NW Convertible Note Closing.

15.          Cooperation.

15.1         Executive Cooperation.  Following the Separation Date, at the Company’s sole expense, Executive shall reasonably cooperate with the Company and its affiliates and subsidiaries in connection with:  (a) any internal or governmental, investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any of its affiliates with respect to matters relating to Executive’s employment with or service as a member of the Board or the board of directors of any affiliate or subsidiary (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any affiliate or subsidiary with respect to the period of time when Executive was employed by the Company or any affiliate (“Audit”).  Executive acknowledges and agrees that such cooperation may include, without limitation, Executive making himself reasonably available to the Company or any affiliate or subsidiary (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the reasonable request of the Company or any affiliate or subsidiary to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any affiliate or subsidiary pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any affiliate or subsidiary, in a form and within a time frame reasonably requested by the Board, with respect to the Company’s or any affiliate’s or any subsidiary’s opening balance sheet valuation of intangibles and financial statements for the period in which Executive was employed by the Company or any affiliate or any subsidiary; and (v) turning over to the Company or any affiliate any documents relevant to any Litigation or Audit that are or may come into Executive’s possession.  The Company shall make the Company’s legal counsel available to represent Executive in connection with such matters as Executive and the Company may deem to be necessary or advisable.  Executive shall not have the right to retain independent legal counsel at the Company’s expense without prior approval of the Board, subject to the terms of the Indemnification Agreement.  The Company shall reimburse Executive for Executive’s reasonable expenses incurred in connection with providing the services under this Section 15.1, upon Executive’s submission of receipts and compliance with the Company’s customary reimbursement policies.

15.2         Company Cooperation.  Following the Separation Date, except as otherwise approved by the Board in writing, at Executive’s sole expense, the Company shall reasonably cooperate with Executive in connection with any governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving Executive with respect to matters relating to Executive’s employment with or service as a member of the Board or the board of directors of any Company affiliate (collectively, “Executive Litigation”).

16.          Affirmative Covenants.  The Company shall (a) indemnify, defend and hold harmless Executive pursuant to the indemnification provisions of the Company’s Articles, the Company’s Bylaws and the Indemnification Agreement against all Claims and other claims, including, without limitation, any Litigation or any Litigation Claims, and (b) only modify Executive’s protection under the Company’s Articles, the Company’s Bylaws, the Indemnification Agreement or the Company’s D&O Insurance to the extent of any such modifications for the benefit of any officer or director of the Company.

17.          Execution Date.  The Company and Executive shall execute this Agreement on the Execution Date, which shall be the date the Company and the Investor execute the NW Commitment Letter.

18.          Securities Purchase Agreement.  With reference to the Securities Purchase Agreement by and between Executive, as seller, and Desert, as purchaser, all of the representations and warranties made by Executive, as seller, in Article 4 of the Stock Purchase Agreement are incorporated by reference into this Separation Agreement as representations and warranties by Executive for the benefit of the Company.

19.          Miscellaneous.

19.1        Successors.

19.1.1   Non-Assignable.  This Separation Agreement is personal to Executive and the Company and shall not, without the prior written consent of the other party, be assignable.

19.1.2   Successor and Assigns.  This Separation Agreement shall inure to the benefit of and be binding upon Executive and the Company and their respective representatives, successors, heirs and permitted assigns and any such representative, successor, heir or assignee shall be deemed substituted for Executive or the Company, as the case may be, under the terms of this Separation Agreement for all purposes.  As used herein, “successor” and “assignee” of the Company shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise in accordance with the terms of this Separation Agreement.

19.2        Waiver.  No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

19.3        Modification.  This Separation Agreement may not be amended or modified other than by a written agreement executed by Executive and an executive officer of the Company duly authorized to execute such agreement.

19.4        Complete Agreement.  This Separation Agreement (including the exhibits hereto) constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties hereto, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party.  This Separation Agreement, along with the exhibits referred to herein, constitutes an integrated agreement.

19.5        Severability. If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

19.6        Governing Law.  This Separation Agreement shall be deemed to have been executed and delivered within the State of Arizona, and the rights and obligations of the parties under this Separation Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Arizona without regard to principles of conflict of laws.

19.7        Legal Counsel; Mutual Drafting.  Each party to this Separation Agreement recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement.  Hence, in any construction to be made of this Separation Agreement, the sane shall not be construed against either party on the basis of that party being the drafter of such language.  Executive acknowledges and agrees that Executive has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement, has had ample opportunity to do so and has done so.

19.8        Notices.

(i)          All notices, requests, demands and other communications required or permitted under this Separation Agreement shall be in writing and shall be deemed to have been duly given and made if delivered by hand, otherwise delivered against receipt therefor, or sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall  be duly addressed to the parties hereto as follows:

(a)           if to the Company:

IMH Financial Corporation
4900 N. Scottsdale Road #5000
Scottsdale, Arizona 85251
Attn: Mr. William Meris

(b)	if to Executive, at the last address of Executive on the books of the Company.

(ii)         Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19.8 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19.9        Counterparts.  This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

19.10      Venue Forum.  Executive and the Company agree that any controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, without limitation, any state or federal statutory claims, shall be brought in a Federal or Superior Court in Phoenix, Arizona, as the exclusive forum for the resolution of such dispute.

19.11       Waiver of Jury Trial.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Separation Agreement or Executive’s employment.

19.12       Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

19.13       Headings.  The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

19.14       Taxes.  The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive.  Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Executive and the Company have executed this Separation Agreement on the Execution Date

“Executive”

/s/ Shane C. Albers
Shane C. Albers

“Company”

IMH Financial Corporation,
a Delaware corporation

By:	/s/ William Meris

Its:	President

EXHIBIT 1.1
RESIGNATION LETTER

Date:	April 20, 2011

To:	The Board of Directors of IMH Financial Corporation

From:	Shane C. Albers

Subject to the terms of that certain Separation Agreement by and between Shane C. Albers and IMH Financial Corporation dated as of April 20, 2011 (the “Separation Agreement”), I hereby resign as an employee, officer, director, member, manager and in any other capacity with IMH Financial Corporation and each of its affiliates, effective as of the Separation Date (as such term is defined in the Separation Agreement).

Shane C. Albers

Exhibit 1.1-1

EXHIBIT 2.5.2

EXECUTIVE PROPERTY

None

Exhibit 2.5.2-1

EXHIBIT 3
GUARANTIES AND COLLATERAL

Guarantee of amount of the Company’s outstanding obligation to eFunds Corporation  (as of 4/1/11,  $252,206.66)

Four Certificates of Deposit pledged to secure Company’s debt to the Biltmore Bank in the amount of $1,625,000.00 (as of 4/5/11 the value of the Certificates of Deposit as applicable to Executive totaled $1,377,807.50)

Exhibit 3-1

EXHIBIT 9.1
INDEMNIFICATION AGREEMENT

Exhibit 9.1-1

EXHIBIT 9.2
COMPANY’S ARTICLES

Exhibit 9.2-1

EXHIBIT 9.3
COMPANY’S BYLAWS

Exhibit 9.3-1

EXHIBIT 10.2
LITIGATION CLAIMS

[attached hereto]

Exhibit 10.2-1

EXHIBIT 11.3
ACKNOWLEDGEMENT AND WAIVER

I, Shane C. Albers, hereby acknowledge that I was given 21 days to consider the  foregoing Employment Separation, and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Arizona, that the foregoing is true and correct.

EXECUTED this 20th day of April 2011, at Scottsdale, Arizona.

Shane C. Albers

Exhibit 11.3-1

EXHIBIT 12.1.5
TRANSFER WAIVER

Exhibit 12.1.5-1